February 5, 1999





Office of Records
Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  General New York Municipal Money Market Fund
     File No. 811-4870

Gentlemen:

     Transmitted for filing is one (1) copy of the Annual Report to Shareholders for the above-referenced Fund as of November 30, 1998 filed pursuant to the provisions of Section 30 of the Investment Company Act of 1940, as amended.

                                    Very truly yours,




                                    Gina M. Martone

GMM:kwm
Enclosure

Copy for filing to:
National Association of Securities Dealers, Inc.
Attn: Advertising Department